COVER PAGE
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              (File No. 333-6648)
                      Pre-effective Amendment Number One

                                RBP Meats, Inc.
                         Florida    2011   59-3427104

            5713 Seminole Drive, Crestview, FL 32536 (850/682-5300)

                                    (Same)

                                Kenneth Windsor
             copies to: Mark Welton 1078 S. Ferdon Blvd., Suite B
                       Crestview, FL 32536  850/682-2120

Approximate date of proposed sale to the public: As soon as practicable following effectiveness.

Title of each class of securities to be registered: Common Stock

Amount to be registered: 40,000 shares

Proposed maximum offering price per share: $50

Proposed maximum aggregate offering price: $2,000,000

Amount of registration fee:

THE COMPANY IS OFFERING THESE SECURITIES ON A "BEST EFFORTS" BASIS, SOLELY THROUGH ITS OFFICERS AND DIRECTORS. THE COMPANY SEEKS A MINIMUM OF $250,000 (5,000 SHARES) AND A MAXIMUM OF $2,000,000 (OR 40,000 SHARES). INVESTORS MUST PURCHASE A MINIMUM OF FIVE (5) SHARES, AND MAY THEN PURCHASE ADDITIONAL SHARES IN SIMILAR FIVE-BLOCK LOTS. UNTIL THE MINIMUM NUMBER OF SHARES IS SOLD, THE COMPANY WILL DEPOSIT ALL PROCEEDS INTO AN ESCROW ACCOUNT AT TO BE SUPPLIED BY AMENDMENT (SEE, "PLAN OF DISTRIBUTION"). THE OFFERING WILL CONCLUDE NOT LATER THAN TWENTY-FOUR MONTHS AFTER INITIATION.

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(Front of Registration Statement and Outside Front Cover of Prospectus)

RBP Meats, Inc.

40,000 shares of Common Stock (Stated Value-$50.00), Offered to the Public at $50.00 per share.

PRIOR TO THIS OFFERING THERE HAS BEEN NO MARKET FOR THE SECURITIES OF RBP MEATS, INC. (THE "COMPANY"), AND THERE IS NO ANTICIPATION THAT SUCH A MARKET WILL DEVELOP SUBSEQUENT TO THIS OFFERING. THE PUBLIC OFFERING PRICE FOR THE STOCK WAS ARBITRARILY DETERMINED BY COMPANY MANAGEMENT, AND DOES NOT NECESSARILY BEAR ANY RELATIONSHIP TO ANY CRITERIA OF VALUE THAT MIGHT BE APPLIED TO THE COMPANY'S SECURITIES. RESTRICTIONS ON STOCK TRANSFERS APPLY. SEE "RISK FACTORS". THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMPANY IS OFFERING THESE SECURITIES ON A "BEST EFFORTS" BASIS, SOLELY THROUGH ITS OWN OFFICERS AND DIRECTORS. THE COMPANY SEEKS A MINIMUM OF $250,000 (5,000 SHARES) AND A MAXIMUM OF $2,000,000 (OR 40,000 SHARES). EACH INVESTOR MUST PURCHASE A MINIMUM OF FIVE SHARES AND MAY THEREAFTER PURCHASE ADDITIONAL FIVE-SHARE BLOCKS.
                                       Underwriting      Proceeds
                        Price to      Discounts and         to
                        Public (1)     Commissions (2)   Company(1)

Per Share               $         50        $ -0-     $         50
Total/Minimum Offering  $    250,000(3)     $ -0-     $    250,000
Total/Maximum Offering  $  2,000,000(4)     $ -0-     $  2,000,000

(1) Does not account for the Company's expenses in connection with this offering, which are anticipated to be approximately $100,000. See "Use of Proceeds."

2) The Company intends to market this offering on a "best efforts" basis, exclusively through its officers and directors, none of whom shall receive sales commissions based either directly or indirectly on transactions in these securities. The Company will be registered as an "issuer/dealer" with the Florida Department of Banking and Finance, and those officers and directors participating in the distribution of the Company's securities will similarly be registered as associated persons thereof with the same agency (see, "Plan of Distribution".

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(3) Proceeds from the offering will be placed in an escrow account at TO BE
SUPPLIED BY AMENDMENT ("Escrow Agent") until subscriptions for two hundred fifty thousand dollars ($250,000) have been received and accepted by the Company. If subscriptions for such amount have not been accepted within one hundred eighty
(180) days from the date of this Prospectus, and if Management elects not to extend the offering period, then the offering will terminate (with the concomitant return of funds to investors). If Management elects not to extend, then the Escrow Agent will promptly return all subscribed funds, plus any interest earned, if the Company fails to receive the minimum subscription amount and the offering is terminated.

(4) The Company may terminate this offering without reaching the maximum of Two Million Dollars ($2,000,000). Otherwise, it is the intent of the Company to terminate this offering twenty-four months after its onset.

SUBJECT TO COMPLETION JULY 15, 1998: INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

THE DATE OF THIS PROSPECTUS IS DRAFT____________1998

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(Inside Front and Outside Back Cover Pages of Prospectus

AVAILABLE INFORMATION. The Company is not currently a "reporting company" with the Securities and Exchange Commission ("Commission") but expects to become subject to reporting and other informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will be required in the future to file reports, statements and other information with the Commission. The public may read and copy any material filed by the Company at the Commission's Public Reference Room at 450 Fifth St., N.W., Washington, D.C., 20549, at prescribed rates, and at the Commission's Atlanta Regional Office, 3475 Lenox Road, N.E., Suite 1000, Atlanta, GA, 30326-1232. The public may obtain information on the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Company is an electronic filer with the Commission; and the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The Company's securities are not listed on any national securities exchange.

REPORTS TO SECURITIES HOLDERS. Each stock holder will be provided a copy of the Company's annual report, which will contain audited financial reports, within thirty (30) days of the effective date of the same.

INCORPORATION BY REFERENCE. The Company has filed with the Commission a Registration Statement under the Securities Act of 1933 with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain items of which are omitted - together with exhibits to the Registration Statement - as permitted by the rules and regulations of the Commission. For further information with respect to the securities offered hereby and the Company, reference is made to the Registration Statement, including the exhibits thereto filed as a part thereof. Upon written or oral request to Kenneth Windsor, 5713 Seminole Drive, Crestview, FL 32536 (850/682-5300), the Company will provide without charge to each person receiving a Prospectus a copy of any information that was incorporated by reference in the Prospectus.

Until _____________, 1998, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been covered by this Prospectus.

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THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
                         -----------------------------

SUMMARY INFORMATION AND RISK FACTORS

SUMMARY - RBP Meats, Inc. ("RBP" or "Company") was incorporated in Florida in January, 1997, to undertake the construction and operation of an animal processing facility in the State of Florida (see, "Description of Business" and "Plan of Operation"). To date, the Company has not commenced substantive operations (see, "Risk Factors").

ADDRESS - The Company's executive office is located at 5713 Seminole Drive, Crestview, Florida 32536/(850) 682-5300.

RISK FACTORS - The securities offered are speculative in nature and involve a high degree of risk. The stock has not and will not be listed on any quotation system and thus has limited investment value. The Company's Articles generally restrict stock transfers (except to a spouse or to lineal heirs) without offering the stock to the Company or to other shareholders (see, "Description of Securities"). Each potential investor should carefully consider the following risk factors regarding the Company.

DEVELOPMENT STAGE COMPANY - The Company is in its development phase, and has not yet commenced any significant business activities. It is devoting substantially all of its efforts to establishing its business; such activities consist of raising capital, designing and constructing a facility for its operations, and developing a business plan. Planned principal operations have not yet begun; the Company has no operating history, and its future operations are subject to all of the risks inherent in the establishment of any new business. The Company can be expected to compete with similar, established facilities which have extensive experience in this field, and greater financial resources. There is no assurance that the Company will be able to become commercially viable, achieve future earnings of significance, or be able to operate profitably. There can be no assurance that the proposed plan of operations of the Company can be developed in the manner contemplated; and, if planned operations are unsuccessful, shareholders may lose all, or a significant part, of their investment.

ADDITIONAL CAPITAL REQUIREMENTS - Management has established a minimum number of shares to be sold (5,000, or $250,000). However, if only this nominal amount of stock is sold, the Company will have to substantially scale back anticipated operations, purchasing used equipment and hiring a smaller number of employees than planned,

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and would be forced to resort to external financial sources, for which no firm commitment is in hand (see, "Use of Proceeds" and "Plan of Operation"). There is no assurance that such funding can be arranged, and the lack thereof could materially and adversely affect the Company.

LIMITED VOTING RIGHTS - The earliest vacancy on the Company's Board of Directors ("Board") is not expected to occur prior to January, 2003, at which time two (of five) directors' terms will expire (see, "Directors, Executive Officers Promoters & Control Persons"). Hence, until such date, at the earliest, shareholders will not be able to effect any changes in Company management. The Company's officers and directors currently have been issued six hundred (600) shares of common stock, and the Company continues to accrue - but has not issued
- additional shares of stock for them (see, "Security Ownership of Certain Beneficial Owners and Management").

LIMITED EXPERIENCE OF MANAGEMENT - The business experience of Management lies in related agricultural and business fields; however, Management has no experience in starting or operating a processing facility similar to the one to be built with the proceeds of this offering (see "Directors, Executive Officers, Promoters & Control Persons").

GOVERNMENTAL REGULATION. The Company's proposed business depends upon obtaining numerous permits and licenses. There can be no guarantee that all necessary government licenses will be obtained. The meat processing industry is governed by a multitude of rules, laws and regulations issued by various branches of federal, state and local government. The operation of the Company will also be subject to regulation normally incident to business operations (e.g., O.S.H.A., workmen's compensation statutes, unemployment insurance legislation and income tax and social security related regulations). Although the Company will make every effort to comply with applicable regulations, it can provide no assurance of its ability to do so, nor can it predict the effect of these regulations on its proposed activities. The failure of the Company to comply with applicable laws, regulations or rules of sanctioning bodies could have a materially adverse impact on its business.

DIVIDENDS - No dividends have been paid by the Company and no such payment can be assured in the foreseeable future. Dividend payments, if any, are within the discretion of the Board of Directors. Even if adequate funds should become available for future cash dividends, the Board may determine to utilize all, or a sizeable portion, of such surplus for business expansion, or for other purposes.

LACK OF TRADING MARKET - There is no market for the Company's stock and none is envisioned. The Company does not intend to have the stock listed on any exchange or quoted on any quotation system. Consequently, stockholders may never be able to resell their stock, and the stock may not be acceptable to a lending institution as collateral for a personal loan. The Company's Articles generally restrict stock transfers (except to a spouse or to lineal heirs) without

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offering the stock to the Company or to other shareholders (see, "Description of
Securities").

DETERMINATION OF OFFERING PRICE - The offering price of the stock was determined by Management; but such price should not be considered an indication of the actual value of the Company, since the price bears no direct relationship to the assets, net worth, results of operations, or any other traditional and objective criteria of value applicable to the Company (see, "Determination of Offering Price").

DILUTION - Based on the Company's net book value at the date of this Prospectus, computed on a cost basis, the offering price ($50) of the shares is greater than the current book value per share. Therefore, to the extent that the new investors in this offering will contribute more for their shares than the current book value thereof, the new shareholder's interests will be subjected to "dilution" which is a term referring to the difference which results when the price of the stock being offered is compared to the current book value (see, "Dilution").

LACK OF UNDERWRITER. The stock will be sold directly by Company Management, without using an underwriter (see, "Plan of Distribution"). Because an underwriter will not be involved, the services that an underwriter would customarily render will not be available to stock purchasers. Such services typically would include, among other duties, negotiation of the offering price and the independent confirmation of the factual representations in this Prospectus.

INDEMNIFICATION OF THE OFFICERS AND DIRECTORS. Provision has been made in the Bylaws for indemnification of any officer, director or employee against all expenses and liabilities (including counsel fees), reasonably incurred or imposed against such person in connection with any proceeding to which such person may become involved by reason of his being, or having been, a director, officer, employee or agent of the corporation, except in cases where such person is adjudged guilty of willful misfeasance or malfeasance in the performance of his duties. Although the Board may, in its discretion, purchase liability insurance against such events, to the extent that insurance is purchased or the indemnification provisions of the Bylaws are invoked, the assets of the Company would be reduced.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, controlling persons and employees of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable (see, "Indemnification").

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USE OF PROCEEDS

The estimated net proceeds to be received from this offering will be $1,900,000, assuming: 1., that all shares offered are, indeed, sold; and 2., that organizational costs (consisting of costs incurred relevant to establishing operations) will not exceed $100,000. The Company has previously sold shares without benefit of registration, and will offer rescission to those purchasers. Management estimates that no more than two hundred shares (or $10,000) may be rescinded (see, "Recent Sales of Unregistered Securities").

Management intends to use these net proceeds to acquire the necessary site (if it has not already done so), and to erect and equip the processing facility (see, "Plan of Operation"). The Company has agreed to pay $35,000 to acquire the necessary land, and has budgeted $40,000 for site design (and related costs) and $1,200,000 to erect the facility (see, "Plan of Operation"). Equipment is estimated to cost $500,000.
Payments will be made to unaffiliated parties.

If all available shares are not sold the Company may become dependent to varying degrees upon the availability of external financing to adequately achieve its goals, or it may scale back in certain areas. At the date of this Prospectus, no contracts exist which will guarantee such additional financing (see, "Risk Factors").

RBP has estimated that it will need a minimum of $250,000 from new stock sales; with approximately $100,000 in existing cash, this will give the Company $350,000. Depending on the amount of shares sold the Company may either purchase new equipment (upon full funding), or it may acquire used equipment (at lesser levels of funding). For example, if the maximum amount sought ($2,000,000) is raised, the Company plans to spend approximately $500,000 on new equipment; however, if only $800,000 is raised, the Company would purchase a mixture of new and used equipment. If only $350,000 is available from existing cash resources and investor contributions, Management would primarily purchase used equipment.

The Company may also - if full funding is not ultimately achieved from this offering reduce the number of employees initially hired and would add employees only as operations suggested: at full funding, the Company would hire approximately thirty-three employees, while at $800,000 it would employ twenty-five persons, and at $350,000 (existing resources plus new stock sales) the number would be reduced to eighteen.

The above amounts and priorities for the use of proceeds represent Management's best estimates based upon currently proposed plans and assumptions relating to erecting, equipping and operating the planned facility, and does not take into consideration receipt of revenue, if any, from operations. Although the Company does not contemplate any changes in the proposed use of proceeds, to the extent the Company finds that general economic and industry conditions or prevailing business

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conditions vary from those which were assumed in arriving at the amounts set forth above, the Company may find it necessary or advisable to reallocate such amounts.

Proceeds from the offering will be placed in an escrow account at TO BE SUPPLIED BY AMENDMENT ("Escrow Agent") until subscriptions for two hundred fifty thousand dollars ($250,000) have been received and accepted by the Company. If subscriptions for such amount have not been accepted within one hundred eighty
(180) days from the date of this Prospectus, and if Management elects not to extend the offering period, then the offering will terminate (with the concomitant return of funds to investors). If Management elects not to extend, then the Escrow Agent will promptly return all subscribed funds, plus any interest earned, if the Company fails to receive the minimum subscription amount and the offering is terminated.


DETERMINATION OF OFFERING PRICE

There is no established public market for the stock being offered; the offering price was arbitrarily determined by the Board and does not necessarily reflect the estimated present value of the stock, and should not be considered an indication of the actual value thereof since the offering price bears no direct relationship to the assets, net worth, results of operations, or any other traditional and objective criteria of value (see, "Risk Factors"). There is no established public market for the stock being offered hereby and Management does not anticipate that any secondary market will develop. Owing to the absence of any re-sale market, investors may not be able to recover the offering price should it become necessary to sell this stock.


DILUTION

The price per share ($50) of the stock in this offering is higher than the current book value per share. This is because the Company has incurred a deficit during its development stage which is largely attributable to expenses being substantially greater than revenue during this period. All officers, directors, promoters and affiliated persons have contributed in cash the same price as will new investors.

The resulting difference between the offering price and the net tangible book value per share after this offering constitutes what is known as "dilution" to new investors; "dilution" is a term which refers to the difference which occurs when the offering price per share is contrasted with the net tangible book value per share of all the shares which will be outstanding immediately after this offering. (Net tangible book value per share on any given date is computed by dividing the Company's net tangible book value - total tangible assets, less total liabilities - by the number of shares outstanding on the date selected.) Dilution results because the net tangible book value per share of the shares issued prior to this offering is lower - owing to the previously-noted loss from development stage activities.

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At March 31, 1998, the Company had a net tangible book value (unaudited) of
$72,602, or $20.01 per share, calculated upon 3,629 shares issued and outstanding at such date. Following the completion of this offering and assuming that all shares offered are purchased, and without taking into account any changes in net tangible book value after the above date (except to give pro forma effect to the sale of the shares in this offering), the net tangible book value of the Company will be $2,072,602 or $47.51 per share. The increase in such net tangible book value per share, which will be solely attributable to the offering price per share being paid by the investors in this offering, will be $27.50, while the amount of immediate dilution from the offering price which will be absorbed by such investors will be $2.49.


PLAN OF DISTRIBUTION

The shares will be sold only by the Company itself, which will be registered as an Issuer/Dealer with the Florida Department of Banking and Finance ("Department"), utilizing Company officers and directors who also will be registered with the Department. No independent underwriter will be utilized in this offering (see, "Risk Factors"). The offering is being done on a "best efforts" basis, which means that the Company has no firm commitments from any source to purchase these shares and must rely on its employees to use their "best efforts" to sell the stock. Until the minimum number of shares have been sold, all proceeds will be deposited into an escrow account at TO BE SUPPLIED BY AMENDMENT. Once the minimum number of shares have been sold, all proceeds will be deposited directly into the Company's bank account. If the minimum number of shares is not ultimately sold, all proceeds (plus interest, if any) will be returned directly to the purchaser.


DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS & CONTROL PERSONS

DIRECTORS - The Company's Articles of Incorporation provide that members of the Board of Directors are to be elected (should a vacancy occur) at the annual meeting of shareholders, to serve for a designated term of years and until their respective successors are duly elected and qualified, or until their earlier resignation, removal from office, or death.

At the formation of the Company in 1997, the initial shareholders elected five Directors; these individuals, who will serve varying terms of office, are described below. Of the initial directors elected, two will serve six year terms, two will serve seven year terms, and one will serve an eight year term. Thereafter, each director elected in the future will serve three years from the date of election. Hence, until at least January, 2003, the shareholders will be unable to elect any directors at all (see, "Risk Factors").

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Should any directorship be vacated prior to the specified end of the director's term, the remaining directors will select a replacement director for the balance of the term. If a director dies, resigns, or is removed from office by an appropriate vote of the shareholders, a new director will be elected by the existing directors to fill the vacant seat for the balance of that term. A director may be removed from office, with or without cause, at a special meeting of the shareholders called for that purpose, by a vote of not less than three-fourth's of the outstanding shares.

OFFICERS - Executive officers are selected by the directors and serve until their successors are duly elected and qualified, subject to earlier removal by the Board. At the date of this Prospectus, the following individuals comprised the Directors and Officers of the Company.

KENNETH WINDSOR (age 37) is currently RBP's Chairman of the Board, President and Chief Executive Officer. From 1985 to the present, Mr. Windsor has been employed by the United States Department of Agriculture where he has worked with farmers and ranchers on the local level. He has owned and operated a tree removal business for ten years and has been a partner in Windsor's Ratite Ranch since 1992. Other work experience has been in the civil engineering field. Mr. Windsor will be employed full-time by RBP Meats, Inc. His initial term as a Director will be for a period of eight years. Once construction commences, he will be employed on a full-time basis.

JERRY MITCHEM (age 56) is a Director, Vice President, and will act as the Company's Director of Sales and Marketing. He retired from GulfPower after twenty-nine years of service. Mr. Mitchem has served in leadership positions of various groups that promote the ratite industry. He has worked with the University of Florida and the USDA-Food Safety Inspection Service to set standards and train meat inspectors in the processing of ostrich and emu. Mr. Mitchem resides in Crestview, Florida, and will work full-time, in charge of sales and marketing. His initial term as a Director will be for a period of seven years.

DENNIS COOPER (age 45) is a Director; he recently retired from the United States Air Force after 25 years of military service in the medical field. His extensive background in leadership and management included positions as Squadron First Sergeant, Superintendent of Nursing Services at the Air Force's largest medical facility, and Command Medical Service Manager. Mr. Cooper will be employed on a full-time basis. Mr. Cooper resides in Crestview, Florida, and is married to a niece of Marvin Sasser, another RBP director. Mr. Cooper's initial term as a Director will be for a period of six years.

MARVIN SASSER (age 60) is the Company's Secretary/Treasurer and a Director. Mr. Sasser is a retired United States Department of Labor Investigator and Auditor. He has an accounting and finance background with over 30 years experience conducting criminal and financial investigations and audits. During the past 16 years such

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investigations and audits were centered around reviews and audits of employee pension and welfare benefit plans, corporate financial operations and investments, and white collar crimes. Mr. Sasser resides in Chipley, Florida. His initial term as a Director will be for a period of seven years. He will be employed on a full-time basis.

B. N. ARMSTRONG (age 67) is a Director, and founded Armstrong Electric Company in 1958, from which he retired in 1992. Prior to retirement, Mr. Armstrong served on the Electric Board for the City of Pensacola (Florida), and the Electric Board for Escambia County (Florida) for fifteen years. He has also served on the Apprenticeship Committee for the State of Florida, and as President of the Northwest Florida Electrical Contractor Association. He resides in Cantonment, Florida. His initial term as a Director will be for a period of six years.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

At the date of this Prospectus, the Company has issued one hundred (100) shares to each of the following members of management: Kenneth Windsor, Dennis Cooper, Marvin Sasser, and B. N. Armstrong. Jerry Mitchem has been issued two hundred
(200) shares. Each of the foregoing contributed $50 per share (the current offering price), and each is entitled to be issued more shares of the Company - at the offering price hereof - for their services to the Company during its development stage (see, "Executive Compensation").


DESCRIPTION OF SECURITIES

The securities being offered are "Common Stock", the only class of stock authorized. The Company's Articles of Incorporation ("Articles") permit it to issue not more than 100,000 shares. At the date of this Prospectus, three thousand seven hundred sixty-five (3,765) shares have been issued, at the offering price of $50; six hundred of those shares have been issued to officers and directors, and an additional block of shares has been accrued for their benefit but not issued (see, "Security Ownership of Certain Beneficial Owners and Management" and "Executive Compensation"). All holders of common stock will be entitled to one vote per share in all voting matters required by law, or by the Company's Articles or By-laws. The power to adopt alter or amend or repeal the Articles shall be vested in the Board (by not less than a unanimous vote of the existing Board), or by the shareholders holding not less than 3/5th's of the shares issued. The power to adopt, amend or repeal the By-Laws shall be by a majority of the Board or of the shareholders.

The Articles generally prohibit any shareholder from owning more than ten percent (10%) of the issued stock. Subject to the foregoing limitation, shareholders have "preemptive rights", allowing them to purchase additional shares of stock in any future

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offering thereof (at the same price as offered to others), in order to maintain their percentage of ownership. Share holders are entitled to dividends when and as declared by the Board, from funds legally available for that purpose. The Company has no plans to declare dividends in the foreseeable future (see, "Risk Factors").

Except for transfers of stock to spouses or lineal heirs, the Articles restrict the transfer of stock, providing that shares may not be resold or otherwise transferred unless such shares are first offered to the Company or its shareholders, with the Company having the first right of refusal. The price shall be "book value" as determined by the Company's CPA firm and the time for purchase shall be sixty days for purchase from the date of receipt by the Company of the selling shareholder's written notice to it. If the Company fails to meet the terms within the time and price then such failure shall be treated as a waiver of the first right of refusal.


INTEREST OF NAMED EXPERTS AND COUNSEL

Two stockholders of the Company provide accounting and legal services, respectively, to the Company. Transactions with these related parties since the inception of the Company approximated $30,500 at March 31, 1998.


INDEMNIFICATION

Provision has been made in the Bylaws for indemnification of any officer, director or employee against all expenses and liabilities (including counsel fees), reasonably incurred or imposed against such person in connection with any proceeding to which such person may become involved by reason of his being, or having been, a director, officer, employee or agent of the corporation, except in cases where such person is adjudged guilty of willful misfeasance or malfeasance in the performance of his duties. Although the Board may, in its discretion, purchase liability insurance against such events, to the extent that insurance is purchased or the indemnification provisions of the Bylaws are invoked, the assets of the Company would be reduced (see, "Risk Factors").

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, controlling persons and employees of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

The Company was incorporated in Florida in January, 1997, to undertake the construction and operation of an animal processing facility, to be located in Marianna, Florida (see, "Plan of Operation"). To date, the Company has not commenced any substantive operations (see, "Risk Factors").

From the proceeds of this offering, the Company plans to erect a multi-species, red meat, slaughter and processing plant. Upon completion, the plant will purchase, slaughter and process livestock, and provide meat products to retail and wholesale markets and possibly to international markets as well. Depending on the amount of funds raised from this offering (see, "Use of Proceeds"), the Company may have to rely upon external financing for the facility to become fully operational; at the date of this Prospectus, no binding contracts exist for such financing (see, "Risk Factors").

Prior to becoming operational, the facility must be equipped to slaughter and process under USDA-HACCP guidelines. ("HACCP" stands for "Hazard Analysis and Critical Control Point", which is an internationally recognized inspection system recently mandated to be implemented in all United States Department of Agriculture ("USDA") inspected facilities by the year 2000.) While RBP can not officially apply for such approval until the facility is completed, the process can be done on a contemporaneous basis with construction, and Management expects no "down time" from this process.

HACCP guidelines will require RBP to have a plan in place that prevents biological, chemical, and physical hazards from becoming a problem. The plant will be designed to operate under strict HACCP oversight from inception. Company policy also will call for the purchase of livestock which has been properly raised and fed, using sound, sanitary management practices.

Management believes that there are very few competitors in this type of processing market, and knows of no new USDA/HACCP-approved slaughter and processing facilities within a two hundred fifty mile radius. Nevertheless, the Company is in its development stage; other competitors, if they exist, may be better funded.

Management believes that the processing of healthy livestock in a new USDA-HACCP facility can produce a safe and quality product. The Company also intends to offer custom slaughtering and processing services to local livestock producers who would be willing to pay a fee to have their animals slaughtered, cut and wrapped, and further processed (ie., sausage, cured hams, ground meat, etc.). This type of meat processing procedure does not involve a USDA meat inspector and the meat cannot be resold.

Management has researched the environmental issues relative to the project, and determined the cost and effect to the Company to be minimal. The plant will produce no air-borne emissions, while effluent will be discharged directly into a municipal wastewater treatment facility. Animal by-products such as hides, fat, blood and bones will be sold to rendering companies. The Jackson County Planning Commission will review architectural drawings and engineering plans for compliance with local and state building codes and environmental regulations. Application for a stormwater management permit will be made to the Florida Department of Environmental Protection. The Florida Department of Community Affairs has coordinated a review by numerous state agencies and has determined that the project is consistent with the Florida Coastal Management Program.

Depending upon the amount of funds raised in this offering, the Company expects to hire between eighteen and thirty-three employees (see, "Plan of Operation").


PLAN OF OPERATION

The Company plans to erect a multi-species, red meat, slaughter and processing facility. As designed, the plant will have the capacity to process forty cows, or eighty hogs or ostriches, during an eight-hour shift. Management estimates that the facility may employ as many as thirty-three people during the initial eight hour shift when the facility is fully operational. At this level, the plant could produce products for all its intended resale markets and provide custom slaughter and processing. Custom processing, smoking, curing, and retail sales can be additional services offered. Whole carcasses, quarters, steaks, hams, hamburger, sausage, jerky, and many other meat products will provide a wide variety of choices. Diverse livestock, markets, services, and products furnish RBP the opportunity to fill a niche perceived by Management in the meat processing industry.

Research suggests that two favorable conditions exist in the vicinity of the intended plant site - an abundance of livestock, coupled with a lack of new, federally inspected meat processing plants. Management anticipates filling the perceived gap between the producer and consumer with what Management intends to evolve into a "pioneer meat packing company". Management further feels that diversity of services and products will be fundamental to RBP, as it intends - once operational - to provide a host of products and services. Beef, pork, ostrich, emu, goats, deer and buffalo are expected to be processed, for local, regional and international markets.

Management believes the Company can benefit from the community's designation as a Federal Rural Enterprise Community and as a Florida Enterprise Zone. These programs provide financial assistance to start-up companies in the form of incentives, tax refunds, and tax credits. In Management's opinion, the Marianna location (in the center of the Florida Panhandle) should draw abundant supplies of livestock from Florida and the adjoining States of Alabama and Georgia. Nearby, Interstate 10 and U. S. Highway 231 contribute excellent transportation routes in each direction; the site offers excellent exposure and can provide easy access for livestock haulers, distributors, shoppers, and the University of Florida research center mentioned elsewhere herein. Seaports in Jacksonville, Savannah, Mobile and New Orleans are within easy reach for export to worldwide markets.

The University of Florida, Institute of Food and Agriculture Sciences, has a swine research center in the vicinity of the proposed plant location, and an affiliated beef research center is under construction; when completed that facility will comprise approximately 1,000 acres, with a capacity of five hundred head of cattle. University officials have expressed a non-binding interest in using the RBP facility, when completed, to obtain animal carcass data.

Management believes that a significant change in the meat processing industry is at hand, and that a potential exists in the United States for an emerging "alternative meat" industry, such as the low-fat, low-cholesterol, high-protein red meat of the ratite (ostrich and emu). European and Asian markets also seem very receptive. Hides, oil, and other by-products also show potential for spin-off industries to develop. Emerging markets for goat, buffalo and deer meat may also push these products into the mainstream. Management feels that RBP has the opportunity to produce and distribute its own specialty lines of alternative red meat products not presently available. Whether or not these new markets fully develop, Management feels that RBP will still have the "safety net" of beef and pork sales and processing to make the endeavor viable.

Management feels that many challenges await the meat processing industry of the 21st century. Today's consumers demand quality, convenient, and healthy meat products. America's diverse ethnic cultures and religious customs require the special attention of meat processors. The ability of a local producer to profitably raise quality livestock for the processor is also paramount. Finally, the most important issue is safety. Processors must start with good animals; process under the highest sanitation standards; and then properly package, label, and store meat products for the consumer. RBP feels that the planned facility will be equipped and ready for such a challenge.

Depending upon the amount of shares sold in this offering, the Company may be dependent, to an undetermined extent, upon external sources of funds to fully construct, equip and commence operations (see, "Risk Factors"). Management has been exploring such financing arrangements, through both federally-funded and state-funded programs, and is currently researching potential funding sources such as "Rural Development", an agency of the USDA, as well as the United States Small Business Administration. At the date of this Prospectus, none of these potential sources has entered into any binding agreement to provide funding to the Company.

DESCRIPTION OF PROPERTY

Management has negotiated with the City Commission, City of Marianna (Florida), to acquire a undeveloped parcel (approximately seventeen and one-half acres) in a proposed industrial park (the "Marianna Industrial Park"), near (FL) State Highway 71, in Jackson County, Florida. RBP offered $2,000 per acre (or $35,000), which is contingent upon the City of Marianna ("City") obtaining approval for a community development block grant and providing a paved road, water, sewer and natural gas to the site. The offer is also contingent upon RBP obtaining adequate financing to cover the cost of the property and construction of the facility (from the proceeds of this offering).

The City has accepted RBP's offer, with an additional proviso that the conveyance to RBP would be subject to a reverter clause - meaning that the City could re-claim the property - if RBP has not commenced construction of the proposed facility within one year of the conveyance and completed said construction within one year from the date of its commencement. The conveyance will also contain restrictions applicable to all property in the proposed industrial park. If RBP does not close within ninety (90) days of May 20, 1998, the City reserves the right to convey this property to a different entity. If RBP does not raise such amount from this offering, RBP intends to seek an extension of the time frame or, as an option, it may purchase the property from available funds if an extension is not possible.

Management estimates the cost of erecting the facility will be $1,200,000 (see, "Plan of Operation"). Once completed, the plant will be approximately 13,000 square feet in size and have 3,200 square feet of holding pens to accommodate a two-day supply of livestock. Plans call for a metal shell for the plant exterior, and paved driveways and parking lot, security fencing, and landscaped areas around the plant are also planned. Included in the facility's plans are a retail sales area, two large meat smokers, a curing room, new processing equipment, rail systems, coolers, freezers, general office, locker-rooms and a USDA Inspector's office.


MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION - There is no public trading market for the Company's common stock, and none is expected to develop (see, "Risk Factors").

HOLDERS OF THE COMMON STOCK - At the date of this Prospectus, there are approximately one hundred eighteen (118) holders of the issued common stock.

DIVIDENDS - No dividends have been paid on the stock, and none is anticipated in the foreseeable future (see, "Risk Factors"). Dividend declaration, and payment, is within the purview of the board of directors (see, "Directors, Executive Officers, promoters and Control Persons"); however, the earliest vacancy on the board is not anticipated prior to January, 2003 (see, "Risk Factors").

EXECUTIVE COMPENSATION

DIRECT COMPENSATION - Until the facility is erected and commences to earn revenue, and aside from cash payments which may be paid at an indeterminate time in the future to certain directors or officers as a result of their agreeing to personally guarantee corporate obligations (see below), directors and officers will be compensated at the rate of twenty dollars ($20.00) per hour, plus documented expenses, for work actually performed during the development phase.

Such individuals must account to the Board for time (and expenses) actually spent on Company business during the development phase; and payment shall be in common stock of the Company, at the rate of $50 per share. The actual number of shares of stock issued to each officer/director will depend on the number of hours worked and expenses incurred; however no director or officer may be issued shares if the total earned by such individual would exceed ten percent (10%) of the total shares to be outstanding at the end of this offering.

At March 31, 1998, the Company had accrued $47,838.22 in such compensation, owed to the following individuals in the amounts noted: Kenneth Windsor ($20,085.78); Marvin Sasser ($7,930.18); Jerry Mitchem ($9,374.01); B. N. Armstrong ($5,911.75); and Dennis Cooper ($4,538.50).

GUARANTEE OF CERTAIN OBLIGATIONS - As mentioned elsewhere (see, "Use of Proceeds"), the Company may not raise the full amount necessary for the actual cost of constructing and adequately equipping the facility, and may have to resort to outside sources for the difference. Certain members of management have currently indicated a willingness to personally guarantee such loan(s) if necessary.

To reward those individuals, the Board has adopted a resolution implementing a bonus-type "fund", of not more than two hundred thousand dollars ($200,000), which will be divided equally among those directors/officers who may be required to personally guarantee corporate debt in connection with obtaining start-up financing for the facility. Payment from such fund - if made - shall be in addition to any other compensation paid to such individuals, and it may be paid in one lump sum or in installments, at the discretion of the Board of Directors; however no disbursements shall be made prior to the opening of the facility - but all payments shall be accomplished within five (5) years thereafter. Amounts used to discharge these obligations will come from operational revenue, not from the proceeds of this offering.

EMPLOYMENT AGREEMENTS - The Company currently has no employment agreements with any of its officers or directors.

RECENT SALES OF UNREGISTERED SECURITIES

Since incorporating, the Company has issued approximately 3,765 shares of its stock without registration under the Securities Act of 1933 (the "Act"). Of such amount, six hundred (600) shares were issued to Company management (see, "Security Ownership of Certain Beneficial Owners and Management"). All shares were issued and sold for cash, at the offering price of $50 per share. No underwriter was utilized. The Company has been advised that the issuance of these shares was in violation of the Act; and the Company will offer rescission to all non-Management purchasers, plus interest at the applicable rate, when this registration statement is declared effective. Rescission will be accomplished by providing a copy of this Prospectus, together with a letter from management advising share holders of their rights to rescind.

Management has estimated that not more than two hundred shares (or $10,000) may be rescinded (see, "Use of Proceeds).

                                 RBP MEATS, INC.

                        (A DEVELOPMENT STAGE CORPORATION)

                               CRESTVIEW, FLORIDA

                              FINANCIAL STATEMENTS

                      MARCH 31, 1998 AND DECEMBER 31, 1997

                                 RBP MEATS, INC.

                        (A DEVELOPMENT STAGE CORPORATION)

                               CRESTVIEW, FLORIDA

                              FINANCIAL STATEMENTS

                      MARCH 31, 1998 AND DECEMBER 31, 1997


                                    CONTENTS


                                                                            PAGE

Accountant's Report                                                            1

Balance Sheets                                                                 2

Statements of Operations and Deficit Accumulated in the Development Stage      3

Statements of Stockholders'  Equity                                            4

Statements of Cash Flows                                                       5

Notes to Financial Statements                                                  6

To the Board of Directors and Stockholders
RBP Meats, Inc.

We have compiled the accompanying balance sheets of RBP Meats, Inc. (a corporation in the development stage) as of March 31, 1998, and the related statement of operations and deficit accumulated in the development stage, and cash flows for the quarter then ended and for the period from January 23, 1997 (inception) to March 31, 1998, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements for the first quarter of 1998 and the period from inception to March 31, 1998, and accordingly, do not express an opinion or any other form of assurance on them.

The financial statements for the period from January 23, 1997 (inception) to December 31, 1997 were audited by us, and we expressed an unqualified opinion on them in our report dated May 5, 1998, but we have not performed any auditing procedures since that date.



/s/
SALTMARSH, CLEAVELAND, & GUND

Fort Walton Beach, Florida
May 7, 1998
(except for Note 8, as to which the date is May 27, 1998)

                                 RBP MEATS, INC.
                        (A DEVELOPMENT STAGE CORPORATION)
                                 BALANCE SHEETS

                                                                  December 31,  March 31,
                                                                      1997        1998
                                                                    (AUDITED)  (UNAUDITED)
                                     ASSETS

CURRENT ASSETS:
   Cash                                                           $   125,729  $   114,028
                                                                  -----------  -----------
FIXED ASSETS:
   Construction in progress                                             6,276        6,276
   Property and equipment                                                 935          935
                                                                  -----------  -----------
                                                                        7,211        7,211
   Accumulated depreciation                                              (134)        (187)
                                                                  -----------  -----------
Net property and equipment                                              7,077        7,024
                                                                  -----------  -----------
OTHER ASSETS:
   Organization costs                                                  44,535       51,303
                                                                  -----------  -----------

TOTAL ASSETS                                                      $   177,341  $   172,355
                                                                  ===========  ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accrued liabilities                                            $    41,682  $    48,450
                                                                  -----------  -----------
COMMITMENTS AND CONTINGENCIES                                               -            -

STOCKHOLDERS' EQUITY:
   Common stock, stated value $50 per share;
    100,000 shares authorized, 3,765 shares
      issued, 3,720 and 3,629 outstanding
       respectively                                                   188,250      188,250
   Treasury stock, 45 and 136 shares at cost, respectively             (2,250)      (6,800)
Deficit accumulated during the development stage                      (50,341)     (57,545)
                                                                  -----------  -----------
   Total stockholders' equity                                         135,659      123,905
                                                                  -----------  -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $   177,341  $   172,355
                                                                  ===========  ===========

                     See accompanying notes and accountant's report.

                                 RBP MEATS, INC.
                        (A DEVELOPMENT STAGE CORPORATION)
                     STATEMENTS OF OPERATIONS AND DEFICIT ACCUMULATED
                          DURING THE DEVELOPMENT STAGE

                                                                                 Cumulative
                                     For the Period from    For the Three      from Inception
                                     January 23, 1997 to     Months Ended    January 23, 1997 to
                                      December 31, 1997     March 31, 1998      March 31, 1998
                                          (AUDITED)          (UNAUDITED)         (UNAUDITED)
                                     -------------------    --------------   -------------------
REVENUE:
   Interest income                           $     3,807       $     1,344          $      5,151
                                             -----------       -----------          ------------

EXPENSES:
   Depreciation                                      134                53                   187
   Legal and professional fees                    20,117             2,986                23,103
   Office expense                                  5,985               604                 6,589
   Organization expense                           23,605               -0-                23,605
   Postage                                           799               -0-                   799
   Printing and publications                       2,501               -0-                 2,501
   Taxes and licenses                                -0-             4,620                 4,620
   Telephone and utilities                         1,007               285                 1,292
                                             -----------       -----------          ------------
       Total expenses                             54,148             8,548                62,696
                                             -----------       -----------          ------------

LOSS FROM DEVELOPMENT STAGE ACTIVITIES       $   (50,341)      $    (7,204)         $    (57,545)
                                             ===========       ===========          ============

LOSS PER COMMON STOCKHOLDER                  $    (21.27)      $     (1.96)         $    (15.66)
                                             ===========       ===========          ===========

SHARES USED IN COMPUTING LOSS
   PER SHARE AMOUNTS                               2,367             3,675                 3,675
                                             ===========       ===========          ============

                     See accompanying notes and accountant's report.

                                 RBP MEATS, INC.
                        (A DEVELOPMENT STAGE CORPORATION)
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                    FOR THE PERIOD ENDED MARCH 31, 1998 AND THE PERIOD
                       FROM INCEPTION TO DECEMBER 31, 1997

                                          NUMBER OF     COMMON      TREASURY   ACCUMULATED
                                           SHARES        STOCK        STOCK      DEFICIT
                                         ----------   ----------  -----------  -----------
COMMON STOCK ISSUED FOR CASH
  THROUGH 1997                                3,760   $  188,000  $       -0-  $       -0-

COMMON STOCK ISSUED FOR SERVICES
  THROUGH 1997                                    5          250          -0-          -0-

PURCHASE OF TREASURY STOCK
  THROUGH 1997                                  (45)         -0-       (2,250)         -0-

NET LOSS FROM DEVELOPMENT STAGE
  ACTIVITIES THROUGH 1997                       -0-          -0-          -0-      (50,341)
                                         ----------   ----------  -----------  -----------

BALANCE AT DECEMBER 31, 1997                  3,720      188,250       (2,250)     (50,341)

PURCHASE OF TREASURY STOCK
  FOR THE THREE MONTHS
   ENDED MARCH 31, 1998                         (91)         -0-       (4,550)         -0-

NET LOSS FROM DEVELOPMENT STAGE
  ACTIVITIES FOR THE THREE MONTHS
   ENDED MARCH 31, 1998                         -0-          -0-          -0-       (7,204)
                                         ----------   ----------  -----------  -----------

BALANCE AT MARCH 31, 1998                     3,629   $  188,250  $    (6,800) $   (57,545)
                                         ==========   ==========  ===========  ===========

                     See accompanying notes and accountant's report.

                                 RBP MEATS, INC.
                        (A DEVELOPMENT STAGE CORPORATION)
                            STATEMENTS OF CASH FLOWS

                                                                                        Cumulative
                                            For the Period from    For the Three      from Inception
                                            January 23, 1997 to     Months Ended    January 23, 1997 to
                                            December 31, 1997      March 31, 1998      March 31, 1998
                                                (AUDITED)           (UNAUDITED)          (UNAUDITED)
                                            -------------------    --------------   -------------------
CASH FLOWS FROM DEVELOPMENT
  STAGE ACTIVITIES:
   Net loss                                         $   (50,341)      $    (7,204)         $    (57,545)
                                                    -----------       -----------          ------------
   Adjustments to reconcile net loss to net
   cash used for development stage activities:
       Depreciation                                         134                53                   187
       Changes in liabilities-
         Accrued liabilities                             41,682             6,768                48,450
                                                    -----------       -----------          ------------
Net cash used for development
         stage activities                                (8,525)             (383)               (8,908)
                                                    -----------       -----------          ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Organization costs                                   (44,535)           (6,768)              (51,303)
   Payments for construction in progress                 (6,276)              -0-                (6,276)
   Purchase of equipment                                   (935)              -0-                  (935)
                                                    -----------       -----------          ------------
       Net cash used for investing activities           (51,746)           (6,768)              (58,514)
                                                    -----------       -----------          ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from the sale of common stock               188,250               -0-               188,250
   Purchase of treasury stock                            (2,250)           (4,550)               (6,800)
                                                    -----------       -----------          ------------
       Net cash provided by (used for)
         financing activities                           186,000            (4,550)              181,450
                                                    -----------       -----------          ------------

NET INCREASE (DECREASE) IN CASH                         125,729           (11,701)              114,028

CASH, AT BEGINNING OF PERIOD                                -0-           125,729                   -0-
                                                    -----------       -----------          ------------

CASH, AT END OF PERIOD                              $   125,729       $   114,028          $    114,028
                                                    ===========       ===========          ============

                See accompanying notes and acc ountant's report.

                                 RBP MEATS, INC.
                        (A DEVELOPMENT STAGE CORPORATION)
                          NOTES TO FINANCIAL STATEMENTS
                      MARCH 31, 1998 AND DECEMBER 31, 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   NATURE OF BUSINESS

     RBP Meats, Inc. (the "Company") is a development stage corporation in the process of developing plans for constructing and operating a United States Department of Agriculture-Hazard Analysis and Critical Control Points ("USDA-HACCP") inspected and approved meat processing facility. The Company will process beef, pork, ratites (ostrich and emu), and other alternative livestock. The Company was incorporated in the State of Florida in January 1997, and its principal place of business is currently located in Crestview, Florida. The Company's processing facility will be located near the City of Marianna, Florida.

   ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

   CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flows, the Company considers all cash deposits and highly liquid investments with original maturity dates of three months or less to be cash equivalents.

   PROPERTY AND DEPRECIATION

     Property and equipment is recorded at cost. Depreciation of property and equipment is calculated using the straight line method over the estimated useful lives of the assets.

     Estimated useful lives are generally as follows:

         Office equipment                                  5 years
         Machinery and equipment                          10 years

   ORGANIZATION COSTS

     Organization costs consist of costs incurred by the Company relevant to establishing operations. Costs will be amortized over five years once principal operations are initiated.

                                 RBP MEATS, INC.
                        (A DEVELOPMENT STAGE CORPORATION)
                          NOTES TO FINANCIAL STATEMENTS
                      MARCH 31, 1998 AND DECEMBER 31, 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   INCOME TAXES

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred tax assets or liabilities based on taxable effects of certain temporary differences. Temporary differences are differences between the book and tax bases of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled, respectively.

NOTE 2 - DEVELOPMENT STAGE ACTIVITIES

     As a development stage corporation, the Company is devoting substantially all of its efforts to establishing its business. Those activities consist of raising capital, designing and constructing a facility for its operations, and developing a business plan. Planned principal operations have not yet begun.

NOTE 3 - INCOME TAXES

     Deferred taxes are classified as current or noncurrent, depending on the classification of the assets and liabilities to which they relate. As of March 31, 1998 and December 31, 1997, the Company has recognized a deferred tax asset of $10,300. Since the Company has not yet begun operations, and it is uncertain whether the Company will realize the benefit of the deferred tax asset in the foreseeable future, the Company has recorded a valuation allowance equal to the deferred tax asset. Temporary differences giving rise to the deferred tax asset relate to differences in the recognition of expenses for development stage activities for financial and tax reporting.

     The Company has a net operating loss carryforward of approximately $3,150 which is available to offset future taxable income. The loss carryforward expires in 2017.

NOTE 4 - COMMON STOCK

     The Company is authorized to issue a total of 100,000 shares of no par common stock with a stated value of $50 per share. Shares will be sold through direct sales by the issuer without using an underwriter. Shares held by any stockholder may not be resold or transferred to another person unless such shares are first offered to the Company and then to the remaining stockholders. The price at which the shares will be purchased is the book value of the shares at the time of the resale. As a result of a stock offering (see Note 7), the Company issued 3,765 shares of stock, and as of March 31, 1998 and December 31, 1997, 3,629 and 3,720 shares were outstanding, respectively.

                                       -6-
                                   (Sheet II)

                                 RBP MEATS, INC.
                        (A DEVELOPMENT STAGE CORPORATION)
                          NOTES TO FINANCIAL STATEMENTS
                      MARCH 31, 1998 AND DECEMBER 31, 1997

NOTE 5 - EARNINGS PER SHARE

     Basic earnings per share are computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted earnings per share are calculated using per share amounts that would have resulted if dilutive potential common stock had been converted to common stock. During the period from inception to March 31, 1998 and December 31, 1997 the Company accrued directors' compensation (See Note 6) that is to be paid through issuance of common stock. This method of payment results in potential common stock of approximately 960 and 820 shares, respectively. Since the Company is reporting an operating loss, the effect of the conversion is antidilutive; therefore, diluted earnings per share is the same as basic earnings per share.

NOTE 6 - RELATED PARTY TRANSACTIONS

     The Company's Board of Directors and corporate officers are to be compensated with common stock for the services and out-of-pocket expenses incurred during the development stage. Compensation is calculated by the number of hours spent at a rate of $20 per hour. Amounts accrued as compensation to directors as of March 31, 1998 and December 31, 1997 under this agreement were $47,837 and $41,069 respectively.

     Two stockholders of the corporation provide accounting and legal services to the Company. Transactions with these related parties approximated $300 and $30,500 for the quarter ended March 31, 1998 and for the period from inception to December 31, 1997, respectively. There were no outstanding related payables as of March 31, 1998 and December 31, 1997.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

   ECONOMIC DEPENDENCY

     The viability of the Company is dependent upon attracting and retaining entrepreneurs interested in investing in this type business. The Company's success also depends on establishing a sufficient network of suppliers of marketable livestock to sustain its operations.

   PLANT DEVELOPMENT

     The Company is committed to constructing a meat processing facility in which to carry out its business. While the project is still in the planning stages, the estimated cost of acquiring the property and constructing and equipping the facility is $1,775,000.

   BROKERAGE AGREEMENT

     On September 30, 1997, the Company entered into a "Capital Funding Brokerage Agreement" with Prime Mortgage Company ("Prime") in order to secure the additional financing to build and equip the meat processing facility. According to the terms of the agreement, if the Company secures a loan transaction as a result of Prime's efforts, then the Company must pay 5% of the total committed loan proceeds plus out-of-pocket expenses if the annual percentage rate of the loan is 6% or less, and 2.5% of the total committed loan proceeds plus out-of-pocket expenses if the annual percentage rate of the loan is over 6%.

                                       -6-
                                   (Sheet III)

                                 RBP MEATS, INC.
                        (A DEVELOPMENT STAGE CORPORATION)
                          NOTES TO FINANCIAL STATEMENTS
                      MARCH 31, 1998 AND DECEMBER 31, 1997


NOTE 7 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

   CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially expose the Company to concentrations of credit risk consist of temporary cash deposits. Cash in banks exceeded the federally insured limit by $14,578 and $26,114 as of March 31, 1998 and December 31, 1997, respectively.

   UNASSERTED CLAIMS AND ASSESSMENTS

     The Company filed its registration with the Securities and Exchange Commission ("SEC") on March 18, 1997, and as of the date of the financial statements, has not yet received approval of the registration. Pursuant to
     Section 5 of the Securities Act of 1933, no stock is to be sold prior to receiving an "effective date" issued by the SEC. The Company sold stock to the general public from March 1997 to August 1997. The Florida Division of Securities conducted an investigation of the Company. As a result of the investigation, the Company is required to provide full disclosure of the investigation to the stockholders and offer a refund of their investment. As of March 31, 1998 and December 31, 1997, $6,800 and $2,250,
     respectively, has been returned to investors and recorded by the Company as treasury stock.

NOTE 8 - SUBSEQUENT EVENTS

     In April 1998, the board of directors approved a resolution that authorizes the Company to pay a bonus to officers and directors who guarantee corporate debt instruments used to obtain start-up financing for the Company. The aggregate bonus will be $200,000 divided equally between the officers and directors who guarantee the loans. The bonus will be paid no later than five years from commencement of the processing facility and may be paid in one lump sum or several smaller payments at the discretion of the board of directors.

     Subsequent to the date of the balance sheet, the City Commission of the City of Marianna, Florida (the "City") approved the sale of approximately 17 1/2 acres of lanD to the Company for $2,000 per acre. The purchase is contingent upon the Company obtaining adequate financing to cover the cost of the property and approval of the registration with the SEC. It is also contingent upon the City providing a paved road, water, sewer, and natural gas to the site, and the area being confirmed as an industrial park. The City's acceptance of the sale also stipulates that the land will revert back to the City if the Company has not commenced construction of the proposed facility within one year of the conveyance and completed construction within one year from the date of its commencement.

                                      -6-
                                   (Sheet IV)